                                                                    EXHIBIT 99.1


Endocare Completes $20 Million Financing


IRVINE, Calif., Nov. 28 /PRNewswire/ -- Endocare, Inc. (Nasdaq: ENDO - news), a leading provider of temperature-based technologies designed to treat cancer and benign prostate growth, today announced the completion of a private placement in which the Company sold approximately 1.5 million shares of its common stock and warrants to purchase approximately 189,000 shares of common stock to selected institutional investors, for total gross proceeds of approximately $20 million, before deducting fees and expenses. The purchase price per share of common stock was $13.25 and the warrants are exercisable for five years at $13.91 per share. As part of the financing, the Company agreed to file a Form S-3 Registration Statement with the Securities and Exchange Commission relating to the resale of the common stock and common stock issuable upon exercise of the warrants.

According to Paul Mikus, Endocare President and CEO, "We are pleased that such high quality institutions have chosen to make a significant investment in Endocare. This financing will provide working capital to support the further execution of our operational plan as we broaden the range of medical applications for our technologies."

About the Targeted Cryoablation Procedure

Targeted cryoablation, a procedure developed by Endocare, Inc., of Irvine, Calif., is the use of cryoablation (application of extreme cold to destroy tissue) in combination with ultrasound and temperature monitoring to precisely destroy cancer cells. Argon gas, which is contained within the cryoprobe tips, freezes and destroys the cancer and tissue that reaches -40 degrees Celsius.

About Endocare

Endocare, Inc. -- www.endocare.com -- is a vertically-integrated medical device company that develops, manufactures and markets cryosurgical and stent technologies for applications in oncology and urology. The Company has initially concentrated on developing devices for the treatment of the two most common diseases of the prostate, prostate cancer and benign prostate hyperplasia. The Company is also developing cryosurgical technologies for treating tumors in other organs, including the kidney, breast, lung and liver.

This release contains forward looking statements. These statements are subject to risk and uncertainties including, but not limited to, those discussed in the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, limited operating history of the Company with a history of losses; fluctuations in the Company's order levels; uncertainty regarding market acceptance of the Company's new products; uncertainty of product development and the associated risks related to clinical trials; the rapid pace of technological change in the Company's industry; the Company's limited sales, marketing and manufacturing experience; the ability to secure and protect intellectual property rights relating to the Company's technology and the ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products. The actual results that the Company achieves may differ materially from any forward looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For further information please contact: Investors, Matt Clawson, matt@allencaron.com, or Media, Len Hall, len@allencaron.com, both of Allen & Caron, Inc., 949-474-4300, www.allencaron.com , for Endocare, Inc.; or Paul Mikus, President and CEO of Endocare, Inc., 949-595-4770, www.endocare.com.